Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Morgan Beaumont, Inc.

6015 31st Street East

Bradenton, FL 34203

Gentlemen:

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated December 20, 2005 (except for the second paragraph of Note B, the second and third paragraphs under the subheading Contingencies included in Note F, and Notes K, L and M as to which the date is May 10, 2006) included in the Annual Report on Form 10-KSB/A of Morgan Beaumont, Inc. filed on June 2, 2006 as of and for the year ended September 30, 2005, the nine months ended September 30, 2004 and the period July 10, 2000 to September 30, 2005.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.

Tampa, FL

August 28, 2006

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

PHONE: 813.874.1280 ¦ FAX: 813.874.1292 ¦ WWW.TAMPACPA.COM